Exhibit 10.10

Mr. Steven Moskowitz	November 7, 2003
c/o American Tower Corporation
116 Huntington Avenue Boston, MA 02116

Dear Steven:

As a team, we have accomplished a lot so far this year. You’ve been making a great contribution and I very much enjoy working with you. As we look toward building the future of the company together, I want to clearly outline the terms of the relationship between the company and yourself:

Position and Title

Effective immediately, the title of the position that you hold will be elevated from EVP, U.S. Tower Division to President, U.S. Tower Division. This change is being made to align the company’s senior operative executive titles, to clarify the scope of responsibility of this position (especially as regard to customer interaction), and in the recognition of your accomplishments in managing U.S. operations.

Cash Compensation

As of January 1, 2004 your annualized base salary will increase to four hundred twelve thousand, five hundred dollars ($412,500.00) and your target cash bonus will be one hundred sixty five thousand dollars ($165,000.00), 40% of your base salary. Thereafter, future salary and bonus targets will be as recommended by me to the Compensation Committee.

Long Term Equity Incentive

For 2003, you will be awarded 460,000 options under the ATC Tower Systems, Inc. 1997 Stock Plan (as amended and restated on April 27, 1998, and as further amended on March 9, 2000) (the “Stock Plan”). Future grants of equity-based incentives will be as recommended by me to the Compensation Committee.

Perquisites and Benefits

You will continue to be eligible for all executive benefits to the same extent as other similarly situated executives including a $1,000 per month automobile allowance and reimbursement of your annual insurance premium for one automobile.

Severance

If your employment with the company is at any time terminated other than for Cause, or if you decide to leave the company for Good Reason, you will receive the following benefits:

a.	Bi-weekly payment of then-current salary prior to any material reduction, if any, for 18 months after the date of termination and pro-rated target bonus;

b.	Company paid medical and dental benefits for 18 months following your termination which will run concurrent with COBRA coverage.

c.	Extension of your rights to exercise stock options issued to you under the Stock Plan for a period equal to the lesser of three years following your termination or the expiration of the options and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

d.	Gross-up for excise tax, and any federal and state income or other taxes on the gross-up payment (the “Gross Up”), so that you are held harmless, on an after tax basis from the application of the excise tax in the event that you receive or are deemed to receive payments or benefits from the company or an affiliate of the company, including severance payments and other payments or benefits (“Severance Payments”), which constitute “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code (“Code”) and trigger excise taxes. In addition, you will be entitled to the gross-up benefit defined in this item “d” of the Severance Benefit as a result of any accelerated vesting of any or all of your options regardless of whether your employment with the Company is terminated.

“Cause” is defined as willful or gross non-performance of duties or deliberate actions (including fraud) that reasonably could be expected to materially and adversely affect the company, as determined in good faith by the ATC Board of Directors after notice and an opportunity to cure has been provided to you. “Good Reason” is defined as termination by you of your employment at any time within ninety days after (i) a material reduction in your responsibility from your current role (ii) a material reduction in your cash compensation or benefits (iii) a material change in, or termination of, this severance arrangement or (iv) an unreasonable relocation of your principal office of more than fifty miles from your existing principal office without your consent.

The aforementioned severance benefits are contingent on reaching a Separation and Release Agreement between you and the company that would include customary and reasonable release, non-compete, non-solicitation and non-disparagement clauses in effect for a period of twelve months.

It’s been an exciting and successful run that we’ve had together so far. I’m looking forward to delivering even more accomplishments from our team in the future and serving our customers, financial stake holders, and employees with excellence.

Best Regards,
/s/ James Taiclet
James Taiclet
Chief Executive Officer

Accepted
/s/ Steven Moskowitz

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